EXHIBIT 7.1

INVESTMENT ADVISORY AGREEMENT

       AGREEMENT , made this 31 st   day of October, 2006 by and between,
       The Enlightened Gourmet, Inc., having its principal place of business at 236 Centerbrook, Hamden, CT 06518 hereinafter the "Company" and Charles Morgan Securities Inc., having its principal place of business at 120 Wall St., 16th Fl, New York, NY 10005, hereinafter the ("Consultant").

       WHEREAS , the Company desires to retain the Consultant for consulting services in connection with the Company's business affairs, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

       W I T N E S S E T H

NOW, THEREFORE , the parties agree as follows:

        1.	Term: The twenty four (24) months from the date hereof.
                This contract is binding on both parties.

        2.	Nature of Services: The Company hereby engages Consultant to render the services  hereinafter described during the term hereof on a non-exclusive basis (it being understood and agreed that
                Consultant is free to render the same or similar services to any other entity selected by it).

               (a)	Advice concerning on-going strategic corporate planning and
                        long-term investment policies, including any revision
                        of the Company's business plan.
               (b)	Evaluation of the Company's managerial, marketing and sales
                        requirements.
               (c)	Advice with regards to potential mergers and acquisitions,
                        whether the Company will be the acquiring company or
                        the target of acquisition.
               (d)	Advice regarding the sales of securities in private
                        transactions.
               (e)	Introduction to Exchanges' and Registered Associations'
                        market participants.
               (f)	Introductions to Financial institutions and Money Managers
               (g)	Introduction to Exchanges' and Registered Associations'
                        market services for the Company's securities.
               (h)	Introductions to independent analyst that may provide in
                        third party coverage on the Company.
               (i)	Hold a shareholders meeting with industry professionals.

        3.	Responsibilities of the Company: The Company shall provide the
                Consultant with all financial and business information about the Company as requested by the Consultant in a timely manner. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with the Consultant and/or third party designees, subject to reasonable prior notice, pursuant to the request of the Consultant.

        4.	Compensation:   For corporate financial advisory services,
                due diligence, business development, strategic planning and other consulting work to be accomplished not related to any public financing, we mutually agree that the Consultant will be entitled to compensation and other consideration during the term of the agreement as provided in subparagraphs (a), (b) and (c) below:

               (a)	The Company will pay an engagement fee of $30,000
                       (thirty thousand dollars).This fee is due and payable
                        at such time that the company receives financing, whether or not through the services of the Consultant. This fee will be paid in cash.

               (b)	The Company will additionally pay a fee of $240,000
                       (two hundred and forty thousand dollars) to Consultant
                        in twenty four equal monthly installments of
                        ten thousand dollars payable on the fifteenth of each month after the commencement of this agreement. Notwithstanding the foregoing, the first three months of such monthly payments ($30,000) shall be pre-paid by the Company at the break of escrow from the first financing of up to $1.5 Million dollars of convertible notes. Although all such monthly payments shall continue to accrue, the Company, provided it proceeds with the Second Contemplated Offering (as described in the accompanying investment banking agreement) , may defer payments for months four through six until the earlier of month seven or the break of escrow of the Second Contemplated Offering. This fee (other than the first $30,000) may be paid in cash or, if the Company is public at the time the fee is due, the fee may be paid in free trading stock
                        at the election of the Company.   If paid with common
                        stock of the Company then it is agreed that the Company will pay with free trading common stock having a value of 125% of the cash payment alternative, based on the closing bid price of the common stock of the Company on the due date the payment is due.

               (c)	The Company will also pay a fee of 13,250,000 shares of
                        common stock of the Company or its assigns. This stock will be paid to Consultant and/or its assigns within thirty days of the signing of this agreement.

        5.	Expenses :  The Company shall reimburse the Consultant for actual out-of pocket expenses incurred by the Consultant. Consultant shall obtain prior approval of the Company for any expenses to be incurred in excess of $1,500 and may require the Company to make direct payment of expenses. The Company shall also reimburse the Consultant for the costs of all travel and related expenses incurred by the Consultant in connection with the performance of its services hereunder. Expenses shall be due and payable when billed and after they have been incurred.

        6.	Indemnification : The Company agrees to save, defend, indemnify and hold harmless the Consultant from any kind of liabilities, of every kind, nature and description, fixed or contingent
               (including, without limitations,  reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) arising out of the services provided hereunder, including but not limited to, by any reason of any breach or failure of observance or performance or untrue or incorrect statement of any term, commitment, representation, warranty, covenant or agreement made by the Company; or by any reason of negligence of the Company regarding or in accordance with any duty, document, obligation, responsibility, or other performance of service arising out of this transaction. In the event that Consultant requests indemnification hereunder (the "Indemnified Party"), Consultant agrees to notify the Company (the "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect to which any Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall defend any such claims, threatened or asserted, at its sole expense. The Indemnified Party shall be permitted to choose the legal counsel of its choice to defend any such threatened or asserted claim.

        7.	Complete Agreement:
                This Agreement contains the entire Agreement between the parties with respect to the contents hereof and supersedes all prior agreements and understandings between the parties with respect to such matters, whether written or oral. Neither this agreement, nor any term or provision hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

        8 .	Counterparts: This Agreement may be executed in two or more
                counterparts, each of which shall be an original but all of
                which shall constitute but one Agreement.   Facsimile
                signatures shall be agreed to be as originals and shall be binding with the full force and effect as if they were original signatures.

        9 .	Jurisdiction/Venue:  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated exclusively before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested.

        10.	Disclosure: Any financial or other advice rendered by the
                Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant unless required by any court, government,
                or regulatory agency.   All non-public information given to
                the Consultant by the Company will be treated by the Consultant as confidential information, and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided, however, that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or
               (iii) becomes available to the Consultant on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

        11.	Severability :   Whenever possible, each provision of this
                Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability will not effect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        12.	Choice of Law : This agreement shall be governed by, construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without reference to the principles of conflicts of law.

        13.	Miscellaneous :

               (a) 	Neither the Consultant nor its affiliates, or their
                        respective officers, directors, employees, agents or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Consultant with the respect to the services provided arising out of or relating to this Agreement.

               (b) 	All final decisions with respect to consultation, advice
                        and services rendered by the Consultant to the Company shall rest exclusively with the Company, and Consultant shall not have any right or authority to bind the Company to any obligation or commitment.


Agreed and Accepted on the date first written above, by and between:




CHARLES MORGAN SECURITIES, INC





By: /s/ PAUL E. TABOADA

Paul E. Taboada

President and Chairman




THE ENLIGHTENED GOURMET, INC

By: /s/ Alexander L. Bozzi

Alexander L. Bozzi III

President/ CEO